NEWS RELEASE

For Immediate Release
Date: July 28, 2011
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Second Quarter 2011 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the second quarter ended June 30, 2011. The Bank expects to file its Second Quarter 2011 Form 10-Q with the Securities and Exchange Commission (SEC) on or about August 11, 2011.

Operating Results

For the three and six months ended June 30, 2011, the Bank recorded net income of $19.1 million and $45.1 million compared to $13.2 million and $43.5 million for the same periods in 2010. Net income was primarily impacted by the Bank's net interest income and other losses during the three and six months ended June 30, 2011.

For the three and six months ended June 30, 2011, the Bank recorded net interest income, before provision for loan losses, of $48.9 million and $111.0 million compared to $72.4 million and $124.8 million for the same periods in 2010. The decrease in net interest income was due mostly to lower advance interest income, partially offset by lower interest expense. The Bank's advance interest income amounted to $69.0 million and $142.2 million during the three and six months ended June 30, 2011 compared to $118.3 million and $227.5 million for the same periods in 2010. The decrease in advance interest income was due to lower interest rates, lower average advance volumes, and a decrease in advance prepayment fee income. Average advance volumes decreased due to the continued high level of liquidity in the market and the low loan demand experienced by the Bank's members. Advance prepayment fee income decreased due to fewer advance prepayments in 2011 compared to 2010. The Bank's interest expense decreased mainly due to lower average debt volumes resulting from reduced demand for advances and limited investment opportunities. In addition, as a result of lower interest rates, the Bank called $9.7 billion and $14.6 billion of bonds during the three and six months ended June 30, 2011 to replace this debt with lower-cost funding and reposition its balance sheet.

The Bank recorded other losses of $7.5 million and $14.0 million during the three and six months ended June 30, 2011 compared to other losses of $37.6 million and $35.1 million during the same periods in 2010. The decline in other losses from 2010 to 2011 was primarily due to lower net losses on derivatives and hedging activities, partially offset by decreased net gains on trading securities. During the three and six months ended June 30, 2011, the Bank recorded net losses on derivatives and hedging activities of $16.1 million and $14.1 million compared to net losses of $64.8 million and $89.2 million for the same periods in 2010. The decrease during both periods of 2011 was due to reduced losses from economic derivatives. The Bank uses economic derivatives (e.g. interest rate swaps and interest rate caps) to manage interest rate risk, including mortgage prepayment risk. During the three and six months ended June 30, 2011, losses on economic derivatives were $20.1 million and $21.7 million compared to losses of $67.9 million and $92.5 million for the same periods in 2010. The majority of these losses were due to changes in interest rates on interest rate swaps economically hedging the Bank's trading securities portfolio.

The Bank's trading securities portfolio amounted to $1.3 billion at June 30, 2011 compared to $1.5 billion at December 31, 2010. Trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During the three and six months ended June 30, 2011, net gains on trading securities were $7.8 million and $4.5 million compared to net gains of $32.4 million and $53.6 million for the same periods in 2010. The net gains on trading securities during both periods of 2011 and 2010 were primarily due to holding gains resulting from changes in interest rates. In addition, during the three and six months ended June 30, 2010, the Bank sold trading securities with a par value of $1.8 billion and $2.8 billion and realized net gains of $12.0 million and $23.7 million.

Balance Sheet Highlights

The Bank's total assets decreased to $51.6 billion at June 30, 2011 from $55.6 billion at December 31, 2010 and $59.5 billion at June 30, 2010. The declining trend in the Bank's assets was primarily attributable to a decrease in investments and advances. Investments decreased mainly due to principal paydowns on mortgage-backed securities (MBS) and a decrease in securities purchased under agreements to resell. At June 30, 2011, the Bank's private-label MBS represented only 0.4 percent of its total investment portfolio. These private-label MBS were performing and the Bank recorded no other-than-temporary impairment losses on these investments as of June 30, 2011. Advances decreased due to the continued high level of liquidity in the market and the low loan demand experienced by the Bank's members.

The Bank's total liabilities decreased to $48.8 billion at June 30, 2011 from $52.7 billion at December 31, 2010 and $56.5 billion at June 30, 2010. The declining trend in the Bank's liabilities was primarily attributable to a decrease in consolidated obligations resulting from a decline in total assets.

Total capital was $2.8 billion at June 30, 2011 and December 31, 2010 and $2.9 billion at June 30, 2010. Retained earnings increased to $568.5 million at June 30, 2011 from $556.0 million at December 31, 2010 and $501.1 million at June 30, 2010.

Dividend

At its regular meeting in August, the Board of Directors is scheduled to review and approve the second quarter 2011 dividend. A dividend announcement is expected on or about August 11, 2011.

Additional financial information will be provided in the Bank's Second Quarter 2011 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about August 11, 2011.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statement of Condition (dollars in millions)	June 30, 2011	December 31, 2010	June 30, 2010
Advances	$27,939	$29,253	$32,491
Investments	15,601	18,639	19,179
Mortgage loans held for portfolio, net	7,225	7,421	7,531
Total assets	51,575	55,569	59,442
Consolidated obligations	47,170	50,999	54,560
Total capital stock - Class B putable	2,140	2,183	2,307
Retained earnings	568	556	501
Accumulated other comprehensive income	93	91	103
Total capital	2,801	2,830	2,911
Total regulatory capital[1]	2,715	2,746	2,815

1	Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Results and Performance Ratios	2011	2010	2011	2010
(dollars in millions)
Net interest income	$48.9	$72.4	$111.0	$124.8
Provision for credit losses on mortgage loans	1.6	3.9	7.2	4.0
Net interest income after provision for credit losses	47.3	68.5	103.8	120.8
Other loss	(7.5)	(37.6)	(14.0)	(35.1)
Other expense	13.9	13.0	28.5	26.5
Total assessments	6.8	4.7	16.2	15.7
Net income	19.1	13.2	45.1	43.5

Net interest margin	0.36%	0.46%	0.41%	0.39%
Return on average equity	2.75%	1.84%	3.27%	3.04%
Return on average capital stock	3.58%	2.28%	4.25%	3.72%
Return on average assets	0.14%	0.08%	0.17%	0.14%
Regulatory capital ratio	5.26%	4.74%	5.26%	4.74%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the Bank's Second Quarter 2011 Form 10-Q to be filed on or about August 11, 2011 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.